Exhibit 10.2

Summary of 2010 Long-Term Incentive Program for Tandy Brands Accessories, Inc.

On June 30, 2009, the Board of Directors of Tandy Brands Accessories, Inc. (the “Company”), upon recommendation of the Company’s Compensation Committee, approved the Company’s 2010 long-term incentive program, pursuant to which performance units will be granted to certain of the Company’s executive officers for the performance period beginning July 1, 2009 and ending June 30, 2012. Under the long-term incentive program, target awards are expressed as a dollar amount, with threshold, target and maximum payout opportunities expressed as a percentage of the target award (actual payouts may range anywhere between the threshold and maximum percentages). No payout will occur unless threshold performance is achieved. The Board approved the following payout opportunities for achieving threshold, target and maximum performance:

	Threshold		Maximum
Executive Officer	(as a % of Target)	Target	(as a % of Target)
Chief Executive Officer	50%	$150,000	200%
Other Executive Officers	50%	$100,000	200%

To support the Company’s focus on creating long-term shareholder value, the financial metric approved by the Board to determine whether target performance has been achieved is earnings per share, as an average over the performance period. Assuming continued employment, if, at the end of the performance period, at least the threshold performance level has been achieved, the performance units vest and, to the extent earned, will be distributed 50% in cash and 50% in Company common stock with the number of shares distributed based on the fair market value of the Company’s common stock on the date the performance unit is granted. The Board may, in its discretion, adjust the target measures to exclude one-time, non-operating items that may occur during the performance period.